EXHIBIT 99.3

SUMMARY OF AMENDMENT TO THE 1999 DIRECTOR STOCK OPTION PLAN

Effective May 5, 2005, the Board amended the 1999 Director Stock Option Plan to suspend all grants under the Plan indefinitely, or until otherwise amended by the Board.